Exhibti 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2013 (except for Note 5, as to which the date is February 27, 2015), with respect to the consolidated financial statements for the year ended December 31, 2012 included in the Annual Report of Handy & Harman Ltd. on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statements, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
New York, New York
September 30, 2015